UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: February 10, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2015, CafePress Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Circle Graphics, Inc. (“Circle Graphics”), pursuant to which the Company will sell, following satisfaction or waiver of applicable conditions to closing, its Art business. Pursuant to the Asset Purchase Agreement, the Company expects to receive proceeds of up to approximately $31.5 million, subject to working capital adjustments and amounts held in escrow for the Company’s indemnification obligations. The Asset Purchase Agreement also contains customary representations, warranties and covenants of the Company, including covenants related to the operation of the Art business between signing and closing, customary indemnification obligations, and certain non-solicitation and non-competition covenants. In connection with the sale of the Art business, the Company will also be entering into a transition services agreement with Circle Graphics, and a commercial agreement whereby certain products purchased on the Company’s websites will be exclusively fulfilled by Circle Graphics for a period of 3 years following closing. The transaction is not subject to a financing condition and does not require a vote of the Company’s stockholders. There is no material relationship between the Company and Circle Graphics other than in respect of the Asset Purchase Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2015 Cash Bonus Plan

On February 10, 2015, the Compensation Committee approved the adoption of the Company’s 2015 cash bonus plan (the “Bonus Plan”). According to the Bonus Plan, the Company’ executive officers, and certain other non-executive officers, may be eligible to receive a cash bonus expressed as a percentage of their salary in the event the Company achieves certain business metrics. Payouts under the Bonus Plan will be earned by achievement of payout targets with 50% payable upon the achievement of certain minimum target levels, 75% payable upon the achievement of certain mid-level target levels, and 100% payable upon the achievement of certain maximum target levels. The bonus percentage was set at a maximum of 75%, 50% and 50% for Fred Durham, the Company’s Chief Executive Officer, Garett Jackson, the Company’s Chief Financial Officer, and Maheesh Jain, the Company’s Chief Marketing Officer, respectively. For each of Mr. Durham, Mr. Jackson and Mr. Jain, the target business metrics used are based on the Company’s EBITDA performance.

The above description of 2015 Cash Bonus Plan does not purport to be complete and is qualified in its entirety by reference to a summary of such plan which is filed as Exhibit 10.1 hereto.

Item 8.01 Other Events.

On February 11, 2015, the Company issued a press release announcing the Company’s entry into the Asset Purchase Agreement and a preliminary revenue range for the Company’s performance in the fourth fiscal quarter of 2014. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	2015 Cash Bonus Plan.

99.1	Press Release of CafePress Inc. dated February 11, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2015	CafePress Inc.

	By:	/s/ Garret Jackson
Garett Jackson Chief Financial Officer